EXHIBIT 22

                            STOCK PURCHASE AGREEMENT

      AGREEMENT, dated September 12, 2008 by and between TCMG-MA, LLC, a Delaware limited liability company ("Seller"), Trian Partners, L.P. ("Onshore Fund") a Delaware limited partnership, Trian Partners Master Fund, L.P., a Cayman Islands exempted limited partnership ("Offshore Fund" and together with Onshore Fund, "Buyer"), and Trian Fund Management, L.P., a Delaware limited partnership (the "Management Company").

      Pursuant to an Amended and Restated Investment Management Agreement dated as of April 30, 2007 (the "Management Agreement"), Seller retained the Management Company to provide discretionary investment management services with respect to the Account (as defined in the Management Agreement). Among the securities that were purchased on behalf of the Seller and are held in the Account are 251,320 shares of common stock (the "Shares") of Wendy's International, Inc. ("Wendy's").

      Pursuant to an Agreement and Plan of Merger among Triarc Companies, Inc. ("Triarc"), Green Merger Sub, Inc. ("Merger Sub"), and Wendy's dated as of April 23, 2008 (the "Merger Agreement"), shares of common stock of Wendy's that are owned by Triarc and its subsidiaries, including Seller, are to be cancelled in exchange for no consideration, without any further action of the holder, upon the completion of the merger of Merger Sub with and into Wendy's (the "Merger"). The Merger Agreement provides, however, that Seller may sell the Shares prior to consummation of the Merger to, among others, a fund or account managed by the Management Company, including the Buyer, provided that the audit committee of Triarc's Board of Directors (the "Audit Committee") shall have approved such transaction.

      Seller has determined that it is in its best interest to sell the Shares to Buyer for cash, rather than having such Shares be cancelled for no consideration which would cause Seller to suffer a reduction in the value of the Account. The Management Company has determined that it is in the best interest of Buyer to acquire the Shares as it believes that the consideration to be received for such Shares in the Merger will provide an attractive long-term return on such investment.

      Accordingly, Seller wishes to sell the Shares and Buyer wishes to purchase the Shares, both upon the terms and subject to the conditions of this Agreement.

      In consideration of the premises and of the mutual covenants, agreements and conditions set forth herein, the parties hereto hereby agree as follows:

      1. Sale and Purchase of Shares. On the date hereof, subject to the terms and conditions set forth in this Agreement, Seller shall sell the Shares to Buyer, and Buyer shall purchase the Shares from Seller, all for the Purchase Price.

      2. Purchase Price. In consideration for the sale of the Shares provided for in Section 1, Buyer shall pay to Seller at the Closing an amount per share equal to the closing share price of Wendy's common stock on the New York Stock Exchange on the date of this Agreement (the aggregate purchase price to be paid by Buyer, the "Purchase Price").

      3. Delivery of Shares; Payment of Purchase Price. On the first business day after the date of this Agreement, the Management Company shall deliver notices to Goldman Sachs & Co. and Morgan Stanley &Co., each as Prime Broker, to (i) transfer on their books and records ownership of a total of 131,325 Shares from Seller to Onshore Fund and a total of 119,995 Shares from Seller to Offshore Fund and (ii) transfer from the accounts of Buyer to the account of Seller on its books and records such amount of cash as shall be necessary for each Buyer to pay its portion of the Purchase Price. The Management Company agrees to deliver such notices to the Prime Brokers as may be required to effect such transfers.

      4. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

            a. Seller owns the Shares, free and clear of any lien or other encumbrance of any nature whatsoever (other than those created by the Management Company), and upon delivery of and payment for such Shares as herein provided, Seller will convey to Buyer good and valid title thereto, free and clear of any lien or other encumbrance of any nature whatsoever (other than those created by the Management Company);

            b. The sale of the Shares contemplated by this Agreement has been duly authorized by the Audit Committee and/or by the Special Committee of the Board of Directors of Triarc formed in June 2005 and by the Board of Directors of Seller; and

            c. Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any violation of or constitute a default under any instrument, contract or other obligation to which Seller is bound or (ii) constitute a violation by Seller of any law or regulation of any jurisdiction as such law or regulation relates to Seller or to the securities, property or business of Seller.

            d. This Agreement has been duly executed by Seller and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

      5. Representations and Warranties of Buyer. Each Buyer, severally and not jointly, represents and warrants to Seller as follows:

            a. The purchase of the Shares to be acquired by it pursuant to this Agreement has been duly authorized by the General Partner of each Buyer and, as required by the organizational documents of each Buyer, has been approved by an independent third party; and

            b. Neither the execution and delivery of this Agreement by such Buyer nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any violation of or constitute a default under any instrument, contract or other obligation to which such Buyer is bound or (ii) constitute a violation by such Buyer of any law or regulation of any jurisdiction as such law or regulation relates to such Buyer or to the securities, property or business of such Buyer.

            c. This Agreement has been duly executed by such Buyer and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity.)

      6. Borrowing of Proceeds; Repayment of Proceeds. At any time within three (3) business days of the date of this Agreement, the Seller may borrow from the Account an amount equal to the Purchase Price; provided that Seller shall repay to the Account the amount so borrowed within six (6) months of such borrowing date. Such loan shall constitute a capital asset of the Account and as such is subject to the Management Fee and the Performance Fee and such borrowed funds, once repaid to the Account, shall continue to be subject to all of the terms and conditions of the Management Agreement, including without limitation, the existing Lock-Up Period (as defined in the Management Agreement).

      7. Notices. Any notice or request to be given under this Agreement by one party to another shall be in writing and shall be delivered by hand, overnight courier service, facsimile or by certified mail, postage prepaid, (i) if to Seller, at 1155 Perimeter Center West, Atlanta, GA 30338, fax: 678-514-5344, Attn: General Counsel, and
            (ii) if to Buyer, at 280 Park Avenue, 41st Floor, New York, New York 10017, fax: 212-451-3134, Attn: General Counsel, or to such other addresses as any party may designate in writing to the other.

      8. Counterparts. This Agreement may be in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9. No Other Agreement or Understandings. This Agreement embodies all of the agreements and understandings in relation to the subject matter of this Agreement, and no covenants, understandings or agreements in relation to this Agreement exist between the parties, except as expressly set forth in this Agreement.

      10. No Third Party Benefit. Nothing expressed or implied in this Agreement shall be construed to confer upon or give to any person or entity, other than a party to this Agreement, any rights or remedies under or by reason of this Agreement.

      11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                  TCMG-MA, LLC

                                  By:   /s/ Daniel T. Collins
                                     -----------------------------------
                                     Name:  Daniel T. Collins
                                     Title: Senior Vice President


                                  TRIAN PARTNERS MASTER FUND, L.P.
                                  By:  Trian Partners GP, L.P.,
                                       its managing general partner

                                       By:  Trian Partners General Partner, LLC,
                                            its general partner

                                            By:   /s/ Peter W. May
                                               -------------------------
                                               Name:  Peter W. May
                                               Title: Member


                                  TRIAN PARTNERS, L.P.
                                  By:  Trian Partners GP, L.P., its general
                                       partner

                                       By:  Trian Partners General Partner, LLC,
                                            its general partner

                                            By:   /s/ Peter W. May
                                               -------------------------
                                               Name:  Peter W. May
                                               Title: Member


                                  TRIAN FUND MANAGEMENT, L.P.
                                  By:  Trian Fund Management GP, LLC
                                       its general partner

                                            By:   /s/ Peter W. May
                                               -------------------------
                                               Name:  Peter W. May
                                               Title: Member